Avid Postpones its Fourth Quarter Earnings Release

BURLINGTON, MA- February 25, 2013- Avid® (NASDAQ: AVID) today announced that it is postponing its fourth quarter 2012 earnings release and investor conference call, previously scheduled for Tuesday, February 26, 2013 to provide additional time for the Company to evaluate its current and historical accounting treatment related to bug fixes, upgrades and enhancements to certain products which the Company has provided to certain customers. The need to evaluate the accounting treatment arose during the Company's normal review of its financial results for the fourth quarter and full year 2012. The Company is working diligently to complete its evaluation, but is currently unable to estimate when the evaluation will be completed.

Forward Looking Statements
This News Release contains forward-looking information that involves risks and uncertainties, including statement about the Company's anticipated plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding the ongoing evaluation of Avid's current and historical accounting treatment related to bug fixes, upgrades and enhancements provided to certain customers and the outcome and timing of such evaluation. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: the impact of the announced postponement in Avid's earnings release; the material weakness in Avid's internal control; recent changes in Avid's leadership team; Avid's ability to execute its strategic plan and meet customer needs; its ability to produce innovative products in response to changing market demand, particularly in the media industry; risks related to litigation; competitive factors; history of losses; fluctuations in its revenue, based on, among other things, Avid's performance in particular geographies or markets, fluctuations in foreign currency exchange rates, and seasonal factors; adverse changes in economic conditions; and Avid's liquidity. Moreover, the business may be adversely affected by future legislative, regulatory, or tax changes as well as other economic, business and/or competitive factors. The risks included above are not exhaustive. Other factors that could adversely affect the Company's business and prospects are described in the filings made by the Company with the SEC. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

About Avid
Avid creates the digital audio and video technology used to make the most listened to, most watched and most loved media in the world - from the most prestigious and award-winning feature films, music recordings, television shows, to live concert tours and news broadcasts. Some of Avid's most influential and pioneering solutions include Media Composer®, Pro Tools®, Interplay®, ISIS®, VENUE, Sibelius®, and System 5. For more information about Avid solutions and services, visit www.avid.com, connect with Avid on Facebook, Twitter, YouTube, LinkedIn, Google+; or subscribe to Avid Buzz.

© 2013 Avid Technology, Inc. All rights reserved. Avid, the Avid logo, Media Composer, Pro Tools, Interplay, ISIS, and Sibelius are trademarks or registered trademarks of Avid Technology, Inc. or its subsidiaries in the United States and/or other countries. The Interplay name is used with the permission of the Interplay Entertainment Corp. which bears no responsibility for Avid products.  All other trademarks are the property of their respective owners.

 Media Contact
Lisa Kilborn
Avid
978.640.3230
lisa.kilborn@avid.com

Investor Contact
Tom Fitzsimmons
Avid
978.640.3346
tom.fitzsimmons@avid.com
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